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                                                                    EXHIBIT 4.15

                                 PROMISSORY NOTE


$3,900,000.00                                                     August 5, 1998

         FOR VALUE RECEIVED, American Dental Technologies, Inc., a Delaware corporation ("Maker"), hereby promises to pay to the order of Ultrak, Inc., a Delaware corporation ("Payee"), at the time and in the manner hereinafter provided, the principal sum of $3,900,000.00 together with interest on the unpaid principal balance outstanding from time to time at 8% per annum. This Note shall be payable at 1301 Waters Ridge Drive, Lewisville, Texas 75057 or at such other address as the holder (as hereinafter defined) shall from time to time designate.

         The principal and interest on this Note shall be payable in full on October 5, 1998.

         Unpaid and past due principal and (to the extent permitted by law) interest shall bear interest at a per annum interest rate equal to the lesser of 18% per annum or the maximum rate allowed by law from the due date thereof until paid.

         Time is of the essence in the payment of this Note. If this Note is given to an attorney for collection (whether or not suit is filed), or if this
Note is collected through any legal or bankruptcy proceedings, then Maker agrees to pay, in addition to all sums then due hereon, all expenses of collection, including, without limitation, reasonable attorneys' fees.

         This Note may be prepaid, in whole or in part, without premium or penalty. Any prepayment shall be applied first to accrued, but unpaid, interest with any balance applied to unpaid principal.

         This Note is secured by that certain Stock Pledge Agreement, dated the date hereof, between Maker and Payee (the "Pledge Agreement"). The holder shall be entitled to accelerate this Note and declare all sums due hereunder immediately due and payable upon any default by Maker in the performance of, or breach of any representation or covenant in the Pledge Agreement.

         Maker and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of default, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, and any other notice and diligence in collecting and bringing suit against any party hereto. No delay on the part of the holder in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right.

         All agreements between Maker and the holder, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to the holder for the use, forbearance, or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing, or pertaining to this Note exceed the maximum amount permissible under applicable law. If from any circumstances



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whatsoever, including but not limited to the fulfillment of any provision hereof or any provision of any other document, the interest payable on or pursuant to this Note exceeds the maximum amount of interest prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of Maker to the holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to Maker. All sums paid, or agreed to be paid, by Maker for the use, forbearance, or detention of the indebtedness of Maker to the holder shall, to the fullest extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of this Note and all other agreements between Maker and the holder (notwithstanding any provision to the contrary in this Note or in any other agreement).

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH TEXAS LAW WITHOUT REGARD TO THE CONFLICTS LAWS OF TEXAS AND IS PAYABLE AND PERFORMABLE IN DENTON COUNTY, TEXAS.

         The invalidity or unenforceability in particular circumstances of any provision of this Note shall not extend beyond such provision or such circumstances and no other provision of this Note shall be affected thereby.

         All references to Maker herein shall, and shall be deemed to, include Maker's successors and assigns, and all covenants, stipulations, promises, and agreements contained herein by or on behalf of Maker shall also be binding upon Maker's successors and assigns. As used in this Note, the word "holder" shall mean the Payee(s) or other endorsee(s) of this Note who is in possession of it, or the bearer(s) of this Note, if this Note is at the time payable to the bearer(s). All rights of the holder shall inure to the benefit of holder's successors and assigns.

         EXECUTED to be effective as of the date first written above.

                                      MAKER:

                                      AMERICAN DENTAL TECHNOLOGIES, INC.,
                                      A DELAWARE CORPORATION




                                      By:
                                         -------------------------------------

                                      Name:
                                           -----------------------------------
                               Title:
                                     -----------------------------------------


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